Exhibit 5.1

July 10, 2024

SeaStar Medical Holding Corporation

3513 Brighton Blvd, Suite 410

Denver, Colorado 80216

Re:	Registration Statement on Form S-3 (File No. 333-275968)

We have acted as counsel to SeaStar Medical Holding Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated July 10, 2024, to the Prospectus, dated December 22, 2023, included in the Registration Statement on Form S-3 (File No. 333-275968) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of 947,868 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”). The Shares will be sold pursuant to the Securities Purchase Agreement (the “Securities Purchase Agreement”), dated July 10, 2024, between the Company and the purchasers named therein.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor specified in the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

DFM/JBE